Corcept Therapeutics Announces Fourth Quarter 2006 Results

MENLO PARK, CA -- 03/28/2007 -- Corcept Therapeutics Incorporated (NASDAQ: CORT) today reported financial results for the fourth quarter and the full year ended December 31, 2006.

For the fourth quarter of 2006, Corcept reported a net loss of $3.9 million, or $0.16 per share, compared to a net loss of $5.2 million, or $0.23 per share, for the fourth quarter of 2005. For the full year 2006, the company reported a net loss of $24.9 million, or $1.09 per share. This compares to a net loss of $20.1 million, or $0.89 per share, for the full year 2005.

As of December 31, 2006, Corcept had cash, cash equivalents and marketable securities of $9.5 million. The total cash used in the company's operating activities for the full year 2006 was $23.2 million. Commenting on Corcept's financial guidance for 2007, Fred Kurland, Corcept's Chief Financial Officer, stated, "Based on the currently planned timeline of our clinical development program and assuming that we are able to raise funds for intended operations, we expect that net cash used in 2007 will be between $10 million and $15 million. If we are not able to raise additional funds, we will not be able to continue operations beyond the second quarter of 2007."

Total operating expenses decreased to $4.1 million for the fourth quarter of 2006, from $5.5 million for the same period in 2005. In the fourth quarter of 2006, research and development expenses decreased to $2.9 million from $4.5 million in the fourth quarter of 2005. This decrease in research and development expenses over the prior year period was primarily related to decreased activity in the clinical development of CORLUX® for the treatment of the psychotic features of psychotic major depression, or PMD, because the first two of the company's three Phase 3 trials had completed patient activity earlier in 2006.

General and administrative expenses increased to $1.1 million for the fourth quarter of 2006, from $1.0 million for the same period in 2005, primarily due to increases in stock-based and cash compensation.

During the quarter and year ended December 31, 2006, the company recognized approximately $73,000 and $294,000, respectively, of revenue from the collaboration with Eli Lilly and Company to conduct a proof-of-concept clinical study evaluating the ability of CORLUX, a GR-II antagonist, to mitigate weight gain associated with the use of olanzapine. No revenue had been recognized during 2005.

Recently Announced Clinical Trial Results

On March 19, 2007, the company announced that Study 06, the last of three Phase 3 trials evaluating CORLUX for treating the psychotic features of PMD, did not achieve statistical significance with respect to its primary endpoint. However, there was a statistically significant correlation between plasma levels and clinical outcome achieved during treatment. Further, the company reported that the incidence of serious adverse events did not differ between placebo and any of the three CORLUX dose groups.

Patients whose plasma levels rose above a predetermined threshold statistically separated from both those whose plasma levels were below the threshold and those patients who received placebo. This confirmed a similar finding in Study 07, another Phase 3 trial testing CORLUX for PMD completed in 2006.

"While we are disappointed that the trial did not meet the primary endpoint, we are particularly encouraged to have met the important predefined threshold drug concentration endpoint with statistical significance," said Joseph K. Belanoff, M.D., Corcept's Chief Executive Officer. "This study confirms our previous observation that at higher plasma levels the drug candidate is able to demonstrate desired clinical effects. In particular, those patients in Study 06 who achieved a predetermined level of 1661 nanograms of CORLUX per milliliter of plasma separated from the placebo group with statistical significance."

Robert L. Roe, M.D., Corcept's President, said, "We believe that the confirmation of a drug concentration threshold for efficacy as well as other observations from Study 06 and the company's two recently completed Phase 3 clinical trials will serve as a strong basis for the company's next Phase 3 study. In the upcoming trial, planned to commence later in 2007, we expect to use a dose level of 1200 mg once per day for seven days because, in Study 06, 80% of the patients achieved a drug plasma level sufficient for a strong clinical response at that dose. In our initial review of a summary of the safety data, we have seen no difference between any of the dose levels used in Study 06. We believe that this change in dose as well as other modifications to the protocol should allow us to definitively demonstrate the efficacy of CORLUX in the treatment of the psychotic features of PMD."

About Psychotic Major Depression

PMD is a serious psychiatric disorder that affects approximately three million people annually in the United States. It is more prevalent than either schizophrenia or manic depressive illness. The disorder is characterized by severe depression accompanied by delusions, hallucinations or both. People with PMD are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays. There is no FDA-approved treatment for PMD.

About Corcept Therapeutics Incorporated

Corcept Therapeutics Incorporated is a pharmaceutical company engaged in the development of drugs for the treatment of severe psychiatric and neurological diseases. Corcept's lead product, CORLUX, is currently in Phase 3 clinical trials for the treatment of the psychotic features of PMD. The drug is administered orally to PMD patients once per day for seven days. CORLUX, a potent GR-II antagonist, appears to mitigate the effects of the elevated and abnormal release patterns of cortisol seen in PMD. The Company is also conducting a proof-of-concept study evaluating the ability of CORLUX to mitigate weight gain associated with the use of olanzapine. For additional information about the company, please visit www.corcept.com.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to Corcept's clinical development programs, its spending plans and milestone dates for the financing. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the commencement, cost, rate of spending, completion or success of clinical trials; there can be no assurance with respect to the consummation of financing activities; financial projections may not be accurate; there can be no assurances that the investigations for the Phase 3 clinical trials will be completed, or that that Corcept will pursue further activities with respect to clinical development of CORLUX. These and other risk factors are set forth in the Company's SEC filings, all of which are available from our website (www.corcept.com) or from the SEC's website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

                  CORCEPT THERAPEUTICS INCORPORATED
                      CONDENSED BALANCE SHEETS
                           (in thousands)

                                                December 31,  December 31,
                                                    2006          2005
                                                ------------  ------------
                                                 (Unaudited)     (Note)
ASSETS:
Current assets:
  Cash, cash equivalents and short-term
   investments                                   $      9,456  $     29,080
  Other current assets                                    343           425
                                                 ------------  ------------
    Total current assets                                9,799        29,505

Long-term investments                                      --           539
Other assets                                              103           112
                                                 ------------  ------------
    Total assets                                 $      9,902  $     30,156
                                                 ============  ============
LIABILITIES AND STOCKHOLDER’S EQUITY:
Current liabilities:
    Accounts payable                             $        916  $        549
    Other current liabilities                           2,597         2,972
                                                 ------------  ------------
      Total current liabilities                         3,513         3,521
Capital lease obligation, long-term portion                29            42
                                                 ------------  ------------
Total liabilities:                                      3,542         3,563

Total stockholders’ equity                              6,360        26,593
                                                 ------------  ------------

  Total liabilities and stockholders’ equity     $      9,902  $     30,156
                                                 ============  ============

Note: Derived from audited financial statements at that date.

                    CORCEPT THERAPEUTICS INCORPORATED
                        STATEMENT OF OPERATIONS
                (in thousands, except per share amounts)

                         For the Three Months
                           Ended December 31,      Year Ended December 31,
                        ------------------------  ------------------------

                           2006         2005         2006         2005
                        (Unaudited)  (Unaudited)  (Unaudited)    (Audited)

Collaboration revenue   $        73  $        --  $       294  $        --
                        -----------  -----------  -----------  -----------

Operating expenses:
  Research and
   development*               2,922        4,514       20,834       17,074
  General and
   administrative*            1,141          991        5,042        4,084
                        -----------  -----------  -----------  -----------
    Total operating
     expenses                 4,063        5,505       25,876       21,158
                        -----------  -----------  -----------  -----------

Loss from operations         (3,990)      (5,505)     (25,582)     (21,158)
                        -----------  -----------  -----------  -----------

Interest and other
 income, net                    110          275          719        1,117
Other expense, net                4          (17)         (10)         (52)
                        -----------  -----------  -----------  -----------
    Net loss            $    (3,876) $    (5,247) $   (24,873) $   (20,093)
                        ===========  ===========  ===========  ===========

Basic and diluted net
 loss per share         $     (0.16) $     (0.23) $     (1.09) $     (0.89)
                        ===========  ===========  ===========  ===========
Shares used in
 computing basic and
 diluted net loss per
 share                       23,283       22,640       22,841       22,608
                        ===========  ===========  ===========  ===========

*Includes non-cash
 stock-based
 compensation of the
 following:
    Research and
     development        $        80  $        41  $       535  $       (26)
    General and
     administrative             210          153        1,013          799
                        -----------  -----------  -----------  -----------
       Total non-cash
        stock-based
         compensation   $       290  $       194  $     1,548  $       773
                        ===========  ===========  ===========  ===========

CONTACT:
Fred Kurland
Chief Financial Officer
Corcept Therapeutics
650-327-3270
IR@corcept.com
www.corcept.com